Exhibit 99.1

NEWS RELEASE

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS FIRST QUARTER RESULTS

•	Revenues of $23.2 Billion Increased 5% Year-Over-Year

•	Net Earnings of $1.03 Per Share

•	Cash Flows from Operations of $1.2 Billion

MINNEAPOLIS (April 20, 2010) – UnitedHealth Group (NYSE: UNH) today reported first quarter results, including better-than-projected membership and services growth and effective cost management across its businesses. Financial metrics were in line with or better than Company expectations.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “This quarter again reflects solid results. Each quarter we are performing more strongly, improving in consumer and care provider satisfaction, delivering a steady stream of innovation, and effectively and appropriately controlling operating and medical costs. The market is recognizing this steadily advancing fundamental execution. We can see this in better market responses and growth and in strong business retention. We expect further opportunities will emerge for companies that can effectively optimize care resources and deliver the high quality care and innovation that consumers value. Our focus on these areas, supported by our investments in organizing health resources, modern technology and health information, positions us well to meet the market’s changing requirements and bring further value to those we serve.”

The Company anticipates full year 2010 revenues of approximately $92 billion, net earnings in the range of $3.15 to $3.35 per share and cash flows from operations in the range of $4.4 billion to $4.8 billion.

Quarterly Financial Performance

Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Revenues	$23.19 billion	$22.00 billion	$21.78 billion
Earnings From Operations	$2.02 billion	$1.67 billion	$1.58 billion
Net Margin	5.1%	4.5%	4.3%

Management views year-over-year comparisons of results to generally be more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations, primarily in its health benefits product offerings.

•

UnitedHealth Group’s consolidated first quarter 2010 revenues of $23.2 billion increased $1.2 billion or 5 percent year-over-year. The Company’s Ovations, AmeriChoice, Ingenix and Prescription Solutions business units each increased their revenues by more than 10 percent year-over-year in the quarter.

•	UnitedHealth Group continues to use its resources to provide innovation and thought leadership to customers and the market.

•

UnitedHealth Group launched the Diabetes Prevention and Control Alliance, anchored by two innovative programs designed to positively impact the epidemic of diabetes, pre-diabetes and obesity in the United States. The Company is partnering with the YMCA-USA and retail pharmacies, beginning with Walgreens, and creating adjunct networks of life coaches and pharmacists who are compensated for helping people prevent diabetes or better control their condition. The alliance leverages UnitedHealth Group data, technology and clinical expertise and will be made widely available to the insurance carrier market.

•

Sesame Workshop, the nonprofit educational organization behind Sesame Street, and UnitedHealth Group are partnering to develop a bilingual outreach education program to help low-income families make food choices that are affordable, nutritional and set the foundation for lifelong healthy habits. The outreach effort, which will be branded with the UnitedHealthcare name, will help families address issues such as nutrition, wellness and preventing childhood obesity.

•

Reflecting the Company’s continuing engagement in America’s efforts to expand access to health care, contain costs and improve health care quality, the UnitedHealth Center for Health Reform & Modernization released the third in a series of working papers on April 15, 2010. Coverage for Consumers, Savings for States: Options for Modernizing Medicaid reviewed opportunities to

UnitedHealth Group Results – Continued

improve quality and save taxpayers $366 billion in state Medicaid programs. Effective program stewardship will be increasingly vital as millions of additional Americans begin to access their care through Medicaid programs by 2014. This follows two research reports issued within the past year that discuss $332 billion in potential savings from using technology to simplify health care administration and $540 billion in savings from better containment of costs in federal health programs through techniques proven in private market programs.

•	First quarter earnings from operations were $2.0 billion and net earnings were $1.2 billion.

•

The first quarter 2010 net margin of 5.1 percent compares with a 4.5 percent net margin in the first quarter of 2009. The net margin increased 60 basis points year-over-year, as the health benefits businesses benefitted from membership growth and effective medical and operating cost management.

•	First quarter investment income included net capital gains of $38 million in 2010 and $3 million in 2009.

•	Net earnings per share of $1.03 increased $0.22 or 27 percent year-over-year in the first quarter.

•	Cash flows from operations of $1.2 billion were 101 percent of first quarter earnings and increased 8 percent from $1.1 billion in the first quarter of 2009.

•

There were nine days sales outstanding in accounts receivable at the end of the first quarter of both 2009 and 2010. Acceleration in the payment of Part D prescription drug plan claims and increased prior period development contributed to a two-day decrease year-over-year in days claims payable to 48 days on an adjusted basis[1] at March 31, 2010.

•

The first quarter 2010 medical care ratio of 81.3 percent decreased 110 basis points year-over-year. The Company realized $490 million in favorable development in its estimates of medical costs incurred in prior years, as compared to $200 million realized in the first quarter of 2009. The year-over-year increase in favorable development was driven by lower than expected medical costs in the latter part of 2009, including from the H1N1 influenza outbreak being less costly than anticipated and strong clinical care performance.

•	First quarter operating costs of 14.1 percent of revenue improved 10 basis points year-over-year due to ongoing cost management and quality improvements.

•

The first quarter income tax rate of 37 percent increased from 36 percent in the first quarter of 2009, primarily due to federal statutory changes in the deductibility of employee compensation brought about by the Patient Protection and Affordable Care Act.

•

UnitedHealth Group’s quarter-end debt to debt-plus-equity ratio decreased to 30.2 percent from 35.4 percent at March 31, 2009, further strengthening the Company’s financial flexibility. During the first quarter, the Board of Directors renewed and increased the Company’s Share Repurchase Program, under which up to 120 million shares of the Company’s common stock can be repurchased. UnitedHealth Group repurchased 19 million shares during the first quarter of 2010 and ended the quarter with $1.9 billion in unrestricted cash.

[1]	Adjusted numbers are non-GAAP financial measures. Further explanation of this non-GAAP measure and reconciliation to the comparable GAAP measure is included in the attached financial schedules.

Through its Health Benefits businesses – UnitedHealthcare, Ovations and AmeriChoice – the Company provides network-based health care benefits and related services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, the Company delivers UnitedHealthcare-branded health and well-being services to Americans over the age of 50 and manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly Financial Performance

Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Revenues	$21.64 billion	$20.67 billion	$20.20 billion
Earnings From Operations	$1.68 billion	$1.32 billion	$1.15 billion
Operating Margin	7.8%	6.4%	5.7%

•

First quarter 2010 Health Benefits revenues increased $965 million or 5 percent year-over-year to $21.6 billion. The revenue advance was driven by growth of 1.0 million people served across the public and senior markets in the past year and rate increases reflecting underlying medical cost trends, offset by a decrease of 0.9 million people served in the commercial benefits market, principally reflecting the significant decline in U.S. employment over the past year.

•

Health Benefits earnings from operations for the first quarter of 2010 increased year-over-year to $1.7 billion. The first quarter operating margin improved to 7.8 percent due to continued operating cost discipline and appropriate medical cost management on behalf of government and commercial customers in the latter part of 2009 and the first quarter of 2010.

•

The Company is moving to concentrate its marketing and product positioning in the benefits markets around its strongest benefits brand – UnitedHealthcare. Consumer branding has become increasingly important in health care, and there are opportunities to better leverage the widely recognized UnitedHealthcare brand. These actions align with efforts to increasingly share leverageable infrastructure across the benefits businesses to further improve performance and reduce operating costs. The Public and Senior Markets businesses of AmeriChoice and Ovations will retain their distinctive market-facing strategies, supported by the UnitedHealthcare brand. The Company expects the in-market transitions to UnitedHealthcare branding to occur over the next several quarters.

Health Benefits Business Results – Continued

•

UnitedHealthcare revenues of $10 billion decreased 3 percent year-over-year due to a decrease in consumers served. First quarter 2010 results included growth of 170,000 people in fee-based programs offset by a decrease of 275,000 people in risk-based benefit plans. Absent employment attrition at continuing clients, the business would have posted sequential growth in people served in the first quarter.

•

UnitedHealthcare’s medical care ratio of 79.1 percent decreased from 81.5 percent in the first quarter of 2009 due to a lighter-than-expected influenza season, the impact of adverse weather on patients’ use of the health system for non-urgent care, a greater mix of higher deductible products – which typically incur greater medical expense later in the calendar year, increasingly effective clinical engagement programs and prior period favorable development reflecting lower medical costs incurred in the latter part of 2009.

•

First quarter Ovations revenues of $9.3 billion grew $873 million or 10 percent year-over-year. This strong growth included notable revenue advances in the Medicare Advantage, Medicare Supplement and Part D prescription drug businesses. The Company’s senior health business now serves nearly 9 million individuals in total, having increased its customer base in its primary offerings by 665,000 people in the past twelve months.

•	In Medicare Advantage, the Company brought its services to 215,000 more seniors in first quarter 2010 and to 310,000 over the past twelve months, an 18 percent year-over-year increase.

•

Growth in active Medicare Supplement products continued, with the number of seniors served increasing by 115,000 or 4 percent in the past twelve months, including 35,000 people in the first quarter of 2010.

•	At March 31, 2010, 4.5 million people participated in the Company’s stand-alone Part D prescription drug plans, an increase of 240,000 people in both the first quarter and over the past twelve months.

•

First quarter 2010 AmeriChoice Medicaid revenues of $2.3 billion increased $425 million or 22 percent year-over-year, driven by strong membership growth. During the past twelve months, Medicaid programs grew by 350,000 people, including 145,000 in the first quarter, to a total of 3 million people. Year-over-year organic membership growth of 13 percent was driven by continued geographic expansion and an overall increase in Medicaid program participation due to the economic downturn.

Through its Health Services businesses, the Company provides consumer services, software, pharmaceutical and specialty benefit management, financial capabilities dedicated to health care, health data and analytics, consulting and other services to a broad variety of customers in the United States and international markets. Through these offerings, these businesses seek to improve health system performance for customers and their constituents.

Quarterly Financial Performance

Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Combined Revenues	$6.02 billion	$5.26 billion	$5.74 billion
Earnings From Operations	$334 million	$347 million	$425 million
Operating Margin	5.6%	6.6%	7.4%

•

First quarter 2010 Health Services combined revenues increased $762 million or 14 percent to $6 billion. The revenue advance was driven by growth in consumers served, particularly through pharmaceutical benefit management programs, as well as increasing revenues from public sector specialty benefit offerings and health care technology software and services.

•

Health Services combined earnings from operations of $334 million decreased $13 million or 4 percent year-over-year in the first quarter. The operating margin decreased to 5.6 percent in the first quarter, due to growth in lower margin public sector business, changes in contract terms for Medicare Part D plan sponsors in the pharmacy benefit market, and investments in areas of expected future growth.

OptumHealth is a national leader in health and wellness services. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefits such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and better achieve their health and well-being goals.

Quarterly Financial Performance

Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Revenues	$1.42 billion	$1.33 billion	$1.43 billion
Earnings From Operations	$151 million	$158 million	$164 million
Operating Margin	10.7%	11.9%	11.5%

•

OptumHealth revenues grew $85 million or 6 percent year-over-year to $1.4 billion in the first quarter of 2010, driven by growth from large scale public sector programs and external employer offerings.

•

First quarter 2010 earnings from operations of $151 million decreased by $7 million or 4 percent year-over-year, and the operating margin declined by 120 basis points to 10.7 percent. These decreases reflect the impact of the economic downturn, including loss of higher margin UnitedHealthcare risk-based business, partially offset by earnings growth from expanding services in the public sector and external employer markets.

•

OptumHealth Financial Services, the Company’s dedicated health banking organization, ended the first quarter serving 2 million consumer accounts, up 10 percent year-over-year. Assets under management grew 28 percent to $1 billion at March 31, 2010. In the first quarter, OptumHealth Financial Services electronically transmitted more than $9 billion in medical payments for 46 million claims through its care provider connectivity network, an increase of 27 percent year-over-year. This health care modernization program simplifies the payment process and reduces costs.

Ingenix is a leader in the field of health care information, services and consulting, serving physicians, hospitals and other health care providers, large employers and governments, health insurers and other benefits payers and pharmaceutical companies.

Quarterly Financial Performance

Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Revenues	$505 million	$385 million	$536 million
Earnings From Operations	$53 million	$49 million	$74 million
Operating Margin	10.5%	12.7%	13.8%

•

Ingenix first quarter 2010 revenues increased $120 million or 31 percent to $505 million. Ingenix reported record sales bookings, driven by demand for its information technology, payment cycle management offerings and consulting services focused on cost management, regulatory compliance and innovation.

•	The Ingenix contract revenue backlog grew $509 million or 29 percent year-over-year to $2.3 billion at March 31, 2010, led by growth in the government and payer sectors.

•

Ingenix first quarter earnings from operations of $53 million increased $4 million or 8 percent year-over-year. The first quarter operating margin decreased to 10.5 percent, primarily due to business mix changes, continued pressure in the pharmaceutical services business, and investments in new growth areas.

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors and commercial health plans.

Quarterly Financial Performance

Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Revenues	$4.10 billion	$3.54 billion	$3.78 billion
Earnings From Operations	$130 million	$140 million	$187 million
Operating Margin	3.2%	4.0%	4.9%

•	Prescription Solutions first quarter 2010 revenues grew $557 million or 16 percent year-over-year, driven by growth in people served and related higher prescription volumes.

•

Earnings from operations of $130 million decreased by $10 million or 7 percent year-over-year and the operating margin decreased to 3.2 percent, which is generally consistent with 2008 results. Previously anticipated changes in performance-based pricing contracts with Medicare Part D plan sponsors impacted earnings and operating margin in the quarter, which were partially offset by membership growth, increased use of mail service and generics by consumers and effective operating cost management.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves 75 million individuals worldwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through May 4, 2010 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID # 21767972. This earnings release and the Form 8-K dated April 20, 2010, which may also be accessed from the Investors page of the Company’s Web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.

Some factors that could cause results to differ materially from the forward-looking statements include: the ultimate impact of the Patient Protection and Affordable Care Act, which could materially adversely affect our financial position and results of operations through reduced revenues, increased costs, new taxes, expanded liability, changes to the ways in which we conduct business or putting us at risk for loss of business; our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations or changes in existing laws or regulations or their enforcement could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs resulting from federal and state regulations affecting the health care industry; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry; competitive pressures, which could affect our ability to maintain or increase our market share; uncertainties regarding changes in Medicare; potential reductions in revenue received from Medicare and Medicaid programs; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; our ability to attract, retain and provide support to a network of independent third party brokers, consultants and agents; failure to comply with restrictions on patient privacy and data security regulations; events that may negatively affect our contracts with AARP; increases in costs and other liabilities associated with increased litigation; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries to fund our obligations; failure to complete or receive anticipated benefits of acquisitions; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended March 31, 2010

•	Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets and Reconciliation of Non-GAAP Medical Days Payable Related to the Health Net of the Northeast Acquisition

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	Customer Profile Summary

•	2010 Revised Outlook

Use of Non-GAAP Financial Measures

Medical days payable, as used in the press release, excludes medical costs payable related to the acquisition of Health Net of the Northeast commercial and Medicaid businesses, is not calculated in accordance with GAAP and should not be considered a substitute for or superior to a financial measure calculated in accordance with GAAP. Management believes that the use of non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues
Premiums	$21,128	$20,111
Services	1,364	1,296
Products	528	439
Investment and Other Income	173	158

Total Revenues	23,193	22,004

Operating Costs
Medical Costs	17,170	16,570
Operating Costs	3,276	3,128
Cost of Products Sold	483	404
Depreciation and Amortization	248	234

Total Operating Costs	21,177	20,336

Earnings from Operations	2,016	1,668

Interest Expense	(125)	(131)

Earnings Before Income Taxes	1,891	1,537

Provision for Income Taxes	(700)	(553)

Net Earnings	$1,191	$984

Diluted Net Earnings Per Common Share	$1.03	$0.81

Diluted Weighted-Average Common Shares Outstanding	1,156	1,210

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	March 31, 2010	December 31, 2009
Assets
Cash and Short-Term Investments	$11,075	$11,039
Accounts Receivable, net	2,309	1,954
Other Current Assets	4,995	5,207

Total Current Assets	18,379	18,200

Long-Term Investments	13,835	13,311
Other Long-Term Assets	27,327	27,534

Total Assets	$59,541	$59,045

Liabilities and Shareholders’ Equity
Medical Costs Payable	$9,281	$9,362
Commercial Paper and Current Maturities of Long-Term Debt	2,522	2,164
Other Current Liabilities	11,139	10,637

Total Current Liabilities	22,942	22,163

Long-Term Debt, less current maturities	8,001	9,009
Future Policy Benefits	2,323	2,325
Deferred Income Taxes and Other Liabilities	1,956	1,942
Shareholders’ Equity	24,319	23,606

Total Liabilities and Shareholders’ Equity	$59,541	$59,045

Reconciliation of Non-GAAP Financial Measures

Medical Days Payable Excluding Health Net of the Northeast Acquisition (a)

(in millions, except days)

March 31, 2010
GAAP Medical Costs Payable	$9,281
Health Net of the Northeast Acquisition	(191)

Adjusted Medical Costs Payable (a)	$9,090

Q1 2010 GAAP Medical Costs Days Payable	49
Health Net of the Northeast Acquisition	(1)

Adjusted Q1 2010 Medical Costs Days Payable (a)	48

(a)	Excludes medical costs payable related to Health Net of the Northeast commercial and Medicaid businesses

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Operating Activities
Net Earnings	$1,191	$984
Noncash Items:
Depreciation and amortization	248	234
Deferred income taxes and other	75	(6)
Share-based compensation	100	95
Net changes in operating assets and liabilities	(409)	(195)

Cash Flows From Operating Activities	1,205	1,112

Investing Activities
Cash paid for acquisitions, net of cash assumed	(78)	—
Purchases of property, equipment and capitalized software, net	(132)	(160)
Net (purchases) sales of investments	(373)	4

Cash Flows Used For Investing Activities	(583)	(156)

Financing Activities
Common stock repurchases	(626)	(689)
Net change in commercial paper and long-term debt	(608)	(939)
Interest rate swap termination	—	513
Share-based compensation excess tax benefit	7	28
Customer funds administered	898	621
Other, net	(173)	(29)

Cash Flows Used For Financing Activities	(502)	(495)

Increase in cash and cash equivalents	120	461
Cash and cash equivalents, beginning of period	9,800	7,426

Cash and cash equivalents, end of period	$9,920	$7,887

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues
Health Benefits (a)	$21,637	$20,672
OptumHealth	1,417	1,332
Ingenix	505	385
Prescription Solutions	4,096	3,539
Eliminations	(4,462)	(3,924)

Total Consolidated Revenues	$23,193	$22,004

Earnings from Operations
Health Benefits	$1,682	$1,321
OptumHealth	151	158
Ingenix	53	49
Prescription Solutions	130	140

Total Consolidated Earnings from Operations	$2,016	$1,668

(a)	Revenues for first quarter 2010 and first quarter 2009 were $10,005 and $10,338 for UnitedHealthcare; $9,296 and $8,423 for Ovations; and $2,336 and $1,911 for AmeriChoice, respectively.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

People Served	March 2010 (b)	December 2009	March 2009	December 2008

Commercial Risk-based	9,140	9,415	9,915	10,360
Commercial Fee-based	15,380	15,210	15,525	15,985

Total Commercial	24,520	24,625	25,440	26,345

Medicare Advantage	2,005	1,790	1,695	1,495
Medicaid	3,045	2,900	2,695	2,515
Standardized Medicare Supplement	2,715	2,680	2,600	2,540

Total Public and Senior (a)	7,765	7,370	6,990	6,550

Total Health Benefits	32,285	31,995	32,430	32,895

Total People Served	75,190	70,330	71,125	72,800

Supplemental Data - included in Total People Served

OptumHealth	62,300	57,600	58,500	59,700

Total Part D Prescription Drug Plans	6,440	5,935	5,845	5,450

Consumer-Driven Health Plans	3,365	2,850	2,880	2,735

(a)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.
(b)	Includes 55,000 Medicare Advantage and 65,000 Total Part D Prescription Drug Plan individuals served in connection with the acquisition of Health Net of the Northeast, as well as 6 million OptumHealth lives relating to the acquisition of PPC Worldwide.

UNITEDHEALTH GROUP

Updated 2010 Outlook as of April 20, 2010

($ and weighted-average shares in millions, except per share data)

Business	Revenue Ranges	Earnings from Operations	Operating Margin Range
UnitedHealthcare	$40,000 – $40,400
Ovations	35,200 – 35,700
AmeriChoice	9,800 – 9,900

Health Benefits	$85,000 – $86,000	$4,825 – $5,150	5.6% – 6.1%
OptumHealth	5,700 – 5,800	525 – 550	9.0% – 9.5%
Ingenix	2,100 – 2,200	270 – 290	12.0% – 14.0%
Prescription Solutions	16,500 – 16,800	480 – 510	2.9% – 3.1%
Eliminations	(17,800) – (18,300)	–	–

	Approximately $92,000	$6,100 – $6,500	6.6% – 7.1%

Consolidated UnitedHealth Group		2010 Targets
UnitedHealth Group Medical Care Ratio		82.7% ± 50 bps
Operating Cost Ratio		14.6% ± 30 bps
Service Revenues		$5,450 – $5,650
Product Revenues		$2,200 – $2,300
Investment and Other Income		$600 – $625
Depreciation and Amortization		$1,020 – $1,050
Interest Expense		$500 – $525
Tax Rate		36.5% – 37.0%
Diluted Weighted-Average Shares		1,120 – 1,130
Diluted Net Earnings Per Common Share		$3.15 – $3.35
Days Medical Costs Claims Payable – Consolidated		48 – 50 days
Cash Flows from Operations		$4,400 – $4,800
Share Repurchase		$2,000 – $2,500
Capital Expenditures		$900
Membership Growth:
UnitedHealthcare:
Risk-Based Decline		(400,000) – (500,000) individuals
Fee-Based Growth		0 – 100,000 individuals
Ovations Medicare Advantage Growth		220,000 – 250,000 individuals
AmeriChoice Medicaid Growth		300,000 – 350,000 individuals
Standardized Medicare Supplement Growth		100,000 – 125,000 individuals